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Exhibit 10.22: Agency Agreement


                      LOEWEN, ONDAATJE, MCCUTCHEON LIMITED

                     ACUMEN CAPITAL FINANCE PARTNERS LIMITED

                              PARADIGM CAPITAL INC.

                                AGENCY AGREEMENT



Dated:  April 3, 2001


VOICE MOBILITY INTERNATIONAL, INC.
13777 Commerce Parkway
Suite 180
Richmond, British Columbia
V6V 2X3
ATTENTION:  MR. JAY HUTTON, CHIEF EXECUTIVE OFFICER


Dear Sirs:

         Loewen, Ondaatje, McCutcheon Limited (the "LEAD AGENT"), Acumen Capital Finance Partners Limited and Paradigm Capital Inc. (the "CO-AGENTS") (collectively the "AGENTS"), understand that Voice Mobility International, Inc. (the "CORPORATION") desires to issue and sell special warrants of the Corporation (the "SPECIAL WARRANTS"). Each Special Warrant will entitle the holder to receive upon exercise or deemed exercise of the Special Warrants, without additional payment, subject to adjustment, one unit (a "UNIT"), each Unit consisting of one common share of the Corporation (collectively the "UNIT SHARES") and one-half of one common share purchase warrant of the Corporation (collectively the "WARRANTS"), as more particularly described in the attached SCHEDULE "A".

         In this agency agreement (the "AGENCY AGREEMENT"), the term "OFFERED SECURITIES" shall mean, collectively, the Special Warrants and, where applicable, the Unit Shares, the Warrants and the common shares of the Corporation issuable upon exercise of the Warrants (the "WARRANT SHARES"). The offering of the Offered Securities by the Corporation is referred to in this Agency Agreement as the "OFFERING".

         The Agents hereby agree to act as the agents of the Corporation to use their commercially reasonable best efforts to offer for sale and obtain subscriptions for the Special Warrants from Purchasers (as defined below), upon and subject to the terms and conditions contained in this Agency Agreement, and by its acceptance hereof the Corporation agrees to the appointment of the Agents, as the Corporation's exclusive agents in respect of the Offering in the Qualifying

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Jurisdictions; provided that the Agents shall be under no obligation to purchase any of the Special Warrants.

         In consideration of the Agents' services to be rendered in connection with the Offering, the Corporation agrees to pay the Agents' Fee (as defined below) to the Agents.

         This offer is conditional upon and subject to the additional terms and conditions set out below.

EXERCISE OF SPECIAL WARRANTS, ESCROW AND REPURCHASE OPTION

         The Special Warrants may, subject to the provisions of this Agency Agreement, be exercised by the holder by surrendering the Special Warrants to Montreal Trust Company of Canada (the "TRUSTEE") at any time after the Time of Closing (as defined below) and on or before 4:30 p.m. (Toronto time) (the "TIME OF EXPIRY") on the business day (the "QUALIFICATION DATE") which is the latest of (i) the date a Registration Statement (as defined below) is declared effective by the SEC (as defined below) pursuant to the 1933 ACT (as defined below), and (ii) the date a receipt is issued by the last of the securities regulatory authorities in each of the jurisdictions in Canada set out as Qualifying Jurisdictions in the Term Sheet (attached as SCHEDULE "A") where purchasers of Special Warrants are resident as at the Closing Date (the "CANADIAN JURISDICTIONS") for a Final Prospectus (as defined below); and (iii) the day preceding the date the listing of the Company's Common Shares on the Exchange (as defined below) becomes effective, being the time its Common Shares are posted for trading.

         Immediately upon receipt, the gross proceeds from the subscriptions attributable to Escrowed Subscribers (as defined below) will be deposited in escrow with the Trustee on the Closing Date, to be held in escrow pursuant to the Special Warrant Indenture and to be released to the Company on the exercise or deemed exercise of the Special Warrants. The balance of the proceeds of the Offering (gross proceeds less the Agents' fees and expenses) received from certain subscribers ("NON-ESCROWED SUBSCRIBERS") who have agreed to permit the release of their subscription proceeds to the Company on the Closing Date, will be delivered to the Company. The subscription proceeds from the balance of the Subscribers ("ESCROWED SUBSCRIBERS") shall be held in escrow as provided above. Notwithstanding the above, net proceeds that are required to be deposited in escrow for the purpose of obtaining approval to list the Company's Common Shares (as defined below) on the Exchange (as defined below) shall not be released to the Company on the Closing Date, but shall be deposited in escrow as provided above.

         In the event that a listing of the Company's Common Shares on the Exchange has not become effective by the date that is six months following the Closing Date, then each of the Escrowed Subscribers will be entitled, at their option (the "REPURCHASE OPTION") for a period of 30 days thereafter, to require the Company to repurchase the Special Warrants held by such holder, from legally available funds, at $2.00 per Special Warrant plus such holder's portion of the interest earned by the Trustee under the Special Warrant Indenture. If the funds of the Company legally available for repurchase of such Special Warrants are insufficient to repurchase the total number of Special Warrants to be repurchased, those funds which are legally available will be used to repurchase the maximum number of such Special Warrants rateably among the

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Escrowed Subscribers who have exercised the Repurchase Option. Thereafter, as additional funds of the Company become legally available for such repurchase, such funds shall be used quarterly to repurchase the Special Warrants until all Special Warrants covered by exercised Repurchase Options have been repurchased.

         Any Special Warrants not exercised prior to the Time of Expiry shall be deemed to be exercised by the holders thereof immediately prior to such time without any further action on the part of such holders.

CONVERSION RATE INCREASE

         In the event that the Qualification Date does not occur prior to the date which is 120 days after the Closing Date (the "QUALIFICATION DEADLINE") or such later date as may be approved in writing (with notification to the Trustee) by the Lead Agent in its sole and absolute discretion not less than five (5) Business Days prior to the end of the Qualification Deadline, each Special Warrant shall thereafter automatically entitle the holder to receive, without further payment, 1.1 Units (comprising of 1.1 Shares and 0.55 of a Warrant) in lieu of one Unit comprising one Share and 0.50 of a Warrant (the "CONVERSION RATE INCREASE").

1.       INTERPRETATION

1.1 Unless expressly provided otherwise, where used in this Agency Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

         "AGENTS' FEE" has the meaning ascribed to that term in section 5 of this Agency Agreement;

         "AGENTS" has the meaning ascribed to that term in the first paragraph of this Agency Agreement;

         "APPLICABLE SECURITIES LAWS" means, collectively, the applicable securities laws of the Qualifying Provinces, the respective regulations, rules, rulings and orders made thereunder, the applicable policy statements issued by the Securities Commissions and the securities legislation and policies of each other relevant jurisdiction in Canada (collectively, the "CANADIAN SECURITIES LAWS") and the U.S. Securities Laws;

         "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory or municipal holiday in the City of Vancouver, British Columbia;

         "CLOSING DATE" means the date on which the Offering is completed, as specified in SCHEDULE "A" to this Agency Agreement, which includes the offering in both Canada and the United States and which date shall be signed off in writing as between the Agents and the Corporation;

         "CO-AGENTS" has the meaning ascribed to that term in the first paragraph of this Agency Agreement;

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         "COMMON SHARES" means the current issued and outstanding shares in the capital of the Corporation, with $0.001 par value each, and, once issued, it includes the Unit Shares, the Warrant Shares, the Compensation Option Shares and the Compensation Warrant Shares, as the context requires;

         "COMPENSATION OPTION" has the meaning ascribed to that term in section 5 of this Agency Agreement;

         "COMPENSATION OPTION SHARES" has the meaning ascribed to that term in section 5 of this Agency Agreement;

         "COMPENSATION WARRANTS" has the meaning ascribed to that term in section 5 of this Agency Agreement;

         "COMPENSATION WARRANT SHARES" has the meaning ascribed to that term in section 5 of this Agency Agreement;

         "COMPENSATION SECURITIES" mean, collectively, the Special Compensation Options, the Compensation Options, the Compensation Option Shares, the Compensation Warrants and the Compensation Warrant Shares;

         "CORPORATION" means Voice Mobility International, Inc.;

         "DISCLOSURE DOCUMENTS" means all of the documents of the Corporation which have been filed with the Securities Commissions, the SEC or the Exchange during the period commencing one year prior to the date of this Agency Agreement and ending immediately prior to the Time of Closing;

         "DISTRIBUTION" means the proposed issuance of Unit Shares and Warrants to the holders of Special Warrants on the exercise or deemed exercise of the Special Warrants;

         "EFFECTIVE REGISTRATION" means the registration of the resale of the Special Warrants, Unit Shares and Warrants and the issuance of the Warrant Shares pursuant to a Registration Statement which has been filed in compliance with the 1933 ACT and pursuant to Rule 415 under the 1933 ACT, or any successor rule providing for offering securities on a continuing basis, and the declaration or ordering of the effectiveness of such Registration Statement by the SEC and all applicable state regulatory authorities;

         "EXCHANGE" means The Toronto Stock Exchange;

         "FINAL PROSPECTUS" means the final prospectus of the Corporation qualifying the issuance of the Unit Shares and Warrants for distribution in the Canadian Jurisdictions to holders of Special Warrants upon their exercise and, as qualified in this Agency Agreement, the issuance of the Compensation Options;

         "INCLUDING" means including without limitation;

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         "LEAD AGENT" has the meaning ascribed to that term in the first paragraph of this Agency Agreement;

         "MATERIAL CHANGE" means a material change as defined under the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities and includes a decision to implement such a change made by the Corporation's board of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

         "MATERIAL FACT" means a material fact as defined under the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities;

         "MISREPRESENTATION" means a misrepresentation as defined under the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

         "NASD" means the U.S. National Association of Securities Dealers Inc.;

         "OFFERED SECURITIES" has the meaning ascribed thereto in the second paragraph of this Agency Agreement;

         "OFFERING" has the meaning ascribed thereto in the first paragraph of this Agency Agreement;

         "OFFERING DOCUMENTS" means, collectively, the Preliminary Prospectus, the Final Prospectus, any Supplementary Material and the Registration Statement;

         "OUTSTANDING CONVERTIBLE SECURITIES" means all options (including options granted or proposed to be granted to officers, directors or employees), warrants, other rights to acquire securities and other convertible securities outstanding as at the date of this Agency Agreement, whether issued pursuant to an established plan or otherwise, particulars of which are set out in SCHEDULE "C";

         "PERSON" includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust, society or other entity, organization, syndicate whether incorporated or not, trustee, estate trustee, executor or other legal or personal representative, and governments and agencies and political subdivisions thereof;

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         "PRELIMINARY PROSPECTUS" means the preliminary prospectus of the
         Corporation qualifying the issuance of the Unit Shares and Warrants and, as qualified in this Agency Agreement, the Compensation Options;

         "PRIVATE PLACEMENT EXEMPTIONS" means the prospectus and registration exemptions pursuant to which the Special Warrants are to be issued in the Qualifying Provinces and pursuant to Regulation S or Regulation D exemptions in the United States;

         "PURCHASERS" means, collectively, each of the purchasers of Special Warrants pursuant to the Offering (including, if applicable, the Agents if it is purchasing Special Warrants);

         "QUALIFICATION DATE" has the meaning ascribed to that term in the sixth paragraph of this Agency Agreement;

         "QUALIFYING JURISDICTIONS" means British Columbia, Alberta, Ontario and Quebec (the "QUALIFYING PROVINCES") and the United States of America and such other jurisdictions as agreed upon by the Corporation and the Lead Agent;

         "REGISTRATION STATEMENT" means a registration statement of the Corporation under the 1933 ACT covering (i) the resale of the Special Warrants, Unit Shares and Warrants, and (ii) the issue of the Warrant Shares in the United States;

         "REGULATION D" means Regulation D under the 1933 ACT;

         "REGULATION S" means Regulation S under the 1933 ACT;

         "SEC" means the United States Securities and Exchange Commission;

         "SECURITIES COMMISSIONS" means, collectively, the securities commissions or similar regulatory authorities in each of the Qualifying Provinces;

         "SIGNIFICANT INTEREST COMPANIES" means those companies, other than Subsidiaries and immaterial subsidiaries, in which the Corporation holds 20% or more of the outstanding voting securities;

         "SPECIAL COMPENSATION OPTIONS" has the meaning ascribed to that term in section 5 of this Agency Agreement;

         "SPECIAL WARRANTS" has the meaning ascribed to that term in the first paragraph of this Agency Agreement;

         "SUBSCRIPTION AGREEMENTS" means, collectively, the subscription agreements entered into between, INTER ALIA, the Purchasers and the Corporation in respect of the Offering;

         "SUBSIDIARIES" means the material subsidiaries of the Corporation, the particulars of which are set out in SCHEDULE "B";

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         "SUPPLEMENTARY MATERIAL" means, collectively, any amendment to the
         Final Prospectus, any amended or supplemental prospectus or any ancillary material required to be filed with any of the Securities Commissions in connection with the distribution of the Underlying Securities;

         "SURVIVAL LIMITATION DATE" means the later of: (i) the first anniversary of the Closing Date; and (ii) the latest date under the Applicable Securities Laws relevant to a Purchaser (non-residents of Canada being deemed to be resident in the Province of Ontario for such purposes) that a Purchaser may be entitled to commence a statutory action or exercise a statutory right of rescission, with respect to a misrepresentation contained in the Final Prospectus or, if applicable, any Supplementary Material;

         "TIME OF CLOSING" means the time on the Closing Date at which the Offering is to be completed, as agreed between the Corporation and the Agents;

         "TRUSTEE" means Montreal Trust Company of Canada;

         "UNDERLYING SECURITIES" means the Unit Shares, Warrants and the Warrant Shares;

         "UNIT" has the meaning ascribed to the terms in the first paragraph of this Agency Agreement;

         "UNIT SHARES" means the Common Shares issued by the Corporation on the exercise of the Special Warrants;

         "U.S. PERSON" has the meaning ascribed to the term in Regulation S under the 1933 ACT;

         "U.S. SECURITIES LAWS" means, collectively, all applicable federal and state securities laws in the United States, including all "Blue Sky" laws, and all regulations and forms prescribed thereunder, together with all applicable published policy statements, releases and rulings of the SEC and any applicable state securities regulatory authorities;

         "WARRANTS" means the whole Common Share purchase warrants to be issued by the Corporation on the exercise of the Special Warrants;

         "WARRANT SHARES" means the Common Shares issuable upon exercise of the Warrants;

         "1933 ACT" means the UNITED STATES SECURITIES ACT of 1933, as amended; and

         "1934 ACT" means the UNITED STATES SECURITIES EXCHANGE ACT of 1934, as amended.

1.2 The division of this Agency Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agency Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agency Agreement.

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1.3 This Agency Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and time shall be of the essence hereof.

1.4 Unless otherwise stated herein, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

1.5 The following are the schedules attached to this Agency Agreement, which schedules (including the representations, warranties and covenants set out therein) are deemed to be a part of this Agency Agreement and are incorporated by reference:

                  Schedule "A" - Details of the Offering

                  Schedule "B" - Details as to Subsidiaries

                  Schedule "C" - Outstanding Convertible Securities

                  Schedule "D" - Material Changes

                  Schedule "E" - Litigation

2.       NATURE OF TRANSACTION

2.1 Each Purchaser shall purchase Special Warrants under one or more Private Placement Exemptions so that the purchases of such Special Warrants will be exempt from the prospectus and registration requirements of the Applicable Securities Laws. Each Purchaser shall purchase in accordance with such procedures as the Corporation and the Agents may mutually agree, acting reasonably, in order to fully comply with the Applicable Securities Laws. The Corporation hereby agrees to use all reasonable efforts to secure compliance with all securities regulatory requirements on a timely basis in connection with the distribution of the Special Warrants to the Purchasers, including, without limitation, by filing within the periods stipulated under Applicable Securities Laws and at the Corporation's expense all private placement forms required to be filed by the Corporation and the Purchasers, respectively, in connection with the Offering and paying all filing fees required to be paid in connection therewith so that the distribution of the Special Warrants may lawfully occur without the necessity of filing a prospectus, registration statement or any similar document under the Applicable Securities Laws. The Agents agree to assist the Corporation in all reasonable respects to secure compliance with all regulatory requirements in connection with the Offering. The Agents will notify the Corporation with respect to the identity of each Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Corporation to secure compliance with all relevant regulatory requirements under Applicable Securities Laws relating to the sale of the Special Warrants.

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3.       COVENANTS OF THE AGENTS

3.1      The Agents covenant with the Corporation that they will:

         (i) conduct activities in connection with arranging for the sale of the Special Warrants and in distributing the Underlying Securities in compliance with the Applicable Securities Laws;

         (ii) not deliver to any prospective Purchaser any document or material that constitutes an offering memorandum under Applicable Securities Laws, or any document or material without the consent of the Corporation;

         (iii) not solicit offers to purchase or sell the Special Warrants so as to then require registration or a prospectus filing with respect to the Special Warrants under the laws of any jurisdiction including, without limitation, the United States of America or any state thereof, or the United Kingdom, and not solicit offers to purchase or sell the Special Warrants in any jurisdiction outside of Canada and the United States where the solicitation or sale of the Special Warrants would result in any ongoing disclosure requirements in such jurisdiction, any registration requirements in such jurisdiction except for the filing of a notice or report of the solicitation or sale, or where the Corporation may be subject to liability in connection with the sale of the Special Warrants which is materially more onerous than its liability under the Applicable Securities Laws to which it is subject as at the date of this Agency Agreement;

         (iv) obtain from each Purchaser an executed Subscription Agreement in a form reasonably acceptable to the Corporation and to the Agents relating to the transactions herein contemplated, together with all documentation as may be necessary in connection with subscriptions for Special WARRANTS;

         (v) upon the Corporation obtaining the necessary receipts therefore from the Securities Commissions in the Qualifying Provinces, deliver sufficient quantities of the Final Prospectus (together with any Supplementary Material required to be provided to the Purchasers) to each of the Purchasers and within the time period as required by Applicable Securities Laws;

         (vi) refrain from advertising the Offering in any medium, including, without limitation, printed public media, radio, television or telecommunications, including electronic display, and not make use of any green sheet or other internal marketing document without the consent of the Corporation;

         (vii) not make any representations or warranties or make any public announcements or publications with respect to the Corporation, the Special Warrants or the Underlying Securities, other than as set forth in the Preliminary Prospectus, the Final Prospectus, any Supplementary Material, any Subscription Agreement, this Agency Agreement or in publicly available information filed by the Corporation;

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         (viii)   not solicit offers from a U.S. Person, except as provided for in this Agency Agreement;

         (ix) not solicit offers to purchase the Special Warrants from any U.S. Person that is not an "accredited investor" as defined in Regulation D;

         (x) provided that they are otherwise satisfied, in their sole discretion, that it is responsible for them to do so, execute and deliver to the Corporation any certificate required to be executed by them under Applicable Securities Laws in connection with the Registration Statement, Preliminary Prospectus, Final Prospectus and any Supplementary Material; and

         (xi) subject to restrictions, if any, imposed under Applicable Securities Laws, publish substantive research on the Corporation within 150 days prior to Closing Date, provided that no such research will be published prior to the effectiveness of the Registration Statement.

4.       REPRESENTATIONS AND WARRANTIES OF THE AGENTS

4.1 The Agents represent and warrant to the Corporation, and acknowledge that the Corporation will be relying upon such representations and warranties in entering into this Agency Agreement, that:

         (a) the Agents hold all licences and permits that are required for carrying on their businesses in the manner in which such businesses has been carried on;

         (b) the Agents have good and sufficient right and authority to enter into this Agency Agreement and complete the transactions contemplated under this Agency Agreement on the terms and conditions set forth herein;

         (c) the Agents are appropriately registered under the Applicable Securities Laws of the Qualifying Provinces so as to permit them to lawfully fulfill their obligations under this Agency Agreement; and

         (d)      the Lead Agent is a member in good standing of the Exchange.

5.       AGENTS' COMPENSATION

5.1 In consideration of the Agents' services to be rendered to the Corporation in connection with the Offering, including, without limitation, soliciting offers to purchase the Special Warrants, acting as financial advisor to the Corporation in respect of the sale of the Special Warrants, preparation of relevant documentation including assisting the Corporation in connection with the preparation of the Offering Documents, performing administrative work in connection with such matters, and all other services arising out of this Agency Agreement, the Corporation agrees, subject to and upon the terms and conditions set out herein, to pay or cause to be paid to the Agents at the Time of Closing the following:


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         (a)      A fee (the "Agents' Fee") equal to 7% of the amount of the aggregate gross proceeds to the Corporation from the sale of Special Warrants to Purchasers pursuant to the Offering, which shall be paid to the Lead Agent, on behalf of the Agents, in accordance with the following:

                  (i) 6% of the Agents' Fee shall be paid directly to the Lead Agent as a management step-up fee; and

                  (ii) after the amount in (i) above has been subtracted from the Agents' Fee, the remainder of the Agents' Fee will be divided as to 60% to the Lead Agent, as to 20% to Acumen Capital Finance Partners Limited and as to 20% to Paradigm Capital Inc.

         (b) In addition to (a) above and subject to regulatory approval, the Agents will receive special compensation options (the "SPECIAL COMPENSATION OPTIONS") to acquire, without payment of additional consideration, compensation options (the "COMPENSATION OPTIONS"). Subject to regulatory approval, the Compensation Options will, upon exercise, entitle the Agents to purchase at a price per Unit that is equal to the issue price of each Special Warrant at any time on or prior to 4:30 p.m. (Toronto time) 24 months following the Closing Date, a number of units, each comprised of one Common Share (collectively the "COMPENSATION OPTION SHARES") and one-half of one warrant (collectively the "COMPENSATION WARRANTS"), equal to 10% of the number of Special Warrants sold under the Offering in the aggregate, to be divided as to 60% to the Lead Agent, 20% to Acumen Capital Finance Partners Limited and 20% to Paradigm Capital Inc. Each whole Compensation Warrant will entitle the purchaser to acquire one Common Share (collectively the "COMPENSATION WARRANT SHARES") at $2.25 at any time on or before a date which is two years from the Closing Date.

         (c) Subject to Applicable Securities Laws, the Corporation shall use its commercially reasonable best efforts to qualify the resale of the Compensation Option issuable upon exercise of the Special Compensation Options under the Final Prospectus.

         (d) In connection with the receipt hereunder of the Special Compensation Options and the issuance of the Compensation Options, Compensation Option Shares, Compensation Warrants and Compensation Warrant Shares (collectively with the Special Compensation Options, the "Compensation Securities"), each Agent hereby certifies, represents and warrants to the Corporation as follows, and acknowledges that the Corporation will be relying upon such certifications, representations and warranties in issuing the Compensation Securities: that (i) it is not a "U.S. person" (as defined in Regulation S under the 1933 Act) and is not subscribing for the Compensation Securities for the benefit of any U.S. person; (ii) it has no intention to distribute, either directly or indirectly, any of the Compensation Securities in the United States or to any U.S. person; (iii) it has not acquired and is not acquiring the Compensation Securities as a result of any "directed selling efforts" of any party (as defined in Regulation S) in the United States; (iv) the Compensation Securities are being or will be acquired by the

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                  holder for investment purposes for the holder's own
                  account only and not for sale or with a view to distribution of all or any part of such Compensation Securities; (v) it has been informed that the Compensation Securities will be, when issued, "restricted securities" under the 1933 ACT and may not be resold or transferred unless first registered under the federal securities laws or unless an exemption from such registration is available with respect to a resale in the United States or in an "offshore transaction" (as such term is defined in Regulation S); (vi) it is prepared to hold the Compensation Securities for an indefinite period; (vii) it is aware that Rule 144 and Regulation S under the 1933 ACT permit limited public resales of securities acquired in nonpublic offerings, subject to the satisfaction of certain conditions; (viii) it understands that Regulation S, as currently in effect, allows resales in private and public transactions in certain circumstances, only in qualified offshore transactions and only when certain holding periods of at least one (1) year have been fulfilled; (ix) it understands that it may be precluded from selling any of the Compensation Securities under Rule 144 or Regulation S even if the holding periods have been satisfied either because the other conditions may not have been fulfilled or because markets for resales do not exist.

5.2 The Corporation and the Agents acknowledge and agree that in the event that the Corporation withdraws from or terminates the Offering as the result of entering into an alternative financing arrangement or a proposed or contemplated merger, amalgamation, reorganization, plan of arrangement, take-over bid or other similar transaction involving the Corporation or a sale of all or substantially all of the assets of the Corporation, the Corporation shall pay to the Agents the compensation outlined above in paragraph 5.1(a) that would be otherwise payable pursuant to the terms hereof.

5.3 The Corporation and the Agents acknowledge and agree that if a separate fee were to have been charged to the Corporation for the services described above pertaining to the distribution of the Special Warrants, such separate fee would represent more than 50% of the Agents' Fee, and the Agents further acknowledge and agree that the Agents will rely on the foregoing in not charging G.S.T. on such fees. Should it be determined by Canada Customs and Revenue Agency that G.S.T. should have been charged on all or any part of the Agents' Fee, the Corporation shall pay to the Agents an amount equal to the G.S.T. determined to be exigible.

5.4 The Corporation and the Agents acknowledge and agree that in the event the NASD, SEC or other regulatory authority determines that the aggregate or any portion of the compensation to be paid to the Agents under this Section 5 violates the NASD's Corporate Financing Rules, including without limitation, Rule 2710 of the NASD, the Agents will reduce the aggregate compensation to be paid to the Agents hereunder to be in compliance with such Rules, and such reduced compensation shall be the compensation to be paid by the Corporation to the Agents hereunder. The Agents shall not be entitled to terminate this Agency Agreement as a result of limitations placed in the compensation to be paid to the Agents under the NASD's Corporate Financing Rules.

6.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION

6.1 The Corporation hereby represents, warrants and covenants to and with the Agents and the Purchasers that:

         (a) Subject to the Agents obligations hereunder, it will assure that any offers and sales of Special Warrants in Canada, the United States and elsewhere, or to any U.S. Persons, are exempt from registration and qualification under U.S. Securities Laws;

         (b) it will as soon as practicable after the Closing Date and, in any event, within applicable time periods under the Applicable Securities Laws, file such documents as may be required under the Applicable Securities Laws relating to the private placement of the Special Warrants which, without limiting the generality of the foregoing, shall include a Form 45-501F1 as prescribed by Rule 45-501 of the Ontario Securities Commission and the equivalent provisions thereto in the other Qualifying Provinces, and pay all associated filing fees required to be paid;

         (c) it will use its commercial best efforts to (i) ensure that the resale of the Special Warrants, Unit Shares and Warrants and the issue of Warrant Shares. will be registered under all applicable U.S. Securities Laws not later than 120 days following the Closing Date and (ii) to cause the Registration Statement to remain effective for a period of 4 years from the Closing Date provided that it will not be required to maintain an effective Registration Statement at any time that the Warrant Shares may be sold pursuant to Rule 144(k), presuming a cashless exercise of the Warrants for as long as the Warrants and Compensation Warrants are exerciseable, however, notwithstanding the above, the Company undertakes to keep the Registration Statement effective for a minimum of two years from Closing Date;

         (d) it will use its commercially reasonable efforts to cause the Final Prospectus and any Supplementary Material to be prepared and filed, and associated receipts obtained, in each of the Qualifying Provinces in accordance with the Applicable Securities Laws as soon as practicable within 120 days following the Closing Date, which Final Prospectus shall be, in form and substance, satisfactory to the Corporation and the Agents, each acting reasonably, and to take all other steps and proceedings that may be reasonably necessary in order to qualify the Unit Shares and Warrants issuable upon exercise of the Special Warrants for distribution to the public in each of the Qualifying Provinces and to qualify the Compensation Options for distribution by the Agents in the Province of Ontario to the extent permitted by the British Columbia and Ontario Securities Commissions;

         (e) during the period commencing with the date hereof and ending on the first Business Day which is the earlier of April 3, 2002 and 90 days after the receipt for a Final Prospectus is issued in the Qualifying Provinces, it will not issue, or enter into any agreement to issue, any additional Common Shares or financial instruments convertible or exchangeable into Common Shares of the Corporation, other than for purposes of employee stock purchase plans or to satisfy existing instruments already issued, without the consent of the Lead Agent, such consent not to be unreasonably withheld;

         (f) it will use its commercially reasonable efforts (i) to settle as expeditiously as possible any comments made by any Securities Commission on the Preliminary Prospectus on a basis acceptable to the Agents, acting reasonably; (ii) as soon as practicable after such comments are settled, prepare and file the Final Prospectus under the Applicable Securities Laws of each Qualifying Province and use its commercially reasonable efforts to obtain a receipt therefore from the Securities Commission of each Qualifying Province as soon as is practicable; and (iii) subject to the foregoing, take all other steps and proceedings that may be reasonably necessary in order to qualify the Underlying Securities for distribution, subject to Applicable Securities Laws to the public in each of the Qualifying Provinces;

         (g) it will use its commercially reasonable efforts to ensure that the Common Shares will be listed and posted for trading on the Exchange upon their issue;

         (h) it will promptly comply with all filing and other requirements under Applicable Securities Laws in connection with the Offering, including the filing of amendments to the Final Prospectus in each of the Qualifying Provinces and the Registration Statement in the U.S.;

         (i) except as set forth in SCHEDULE "B", the Corporation does not have any Significant Interest Companies;

         (j) attached as SCHEDULE "B" is a list of each Subsidiary and the particulars of the types and percentage of securities in such Subsidiary, the Corporation holds all of such securities free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims and demands whatsoever except as otherwise disclosed in such schedule;

         (k) the Corporation (i) is duly existing under the laws of the state of Nevada and is and will at the Time of Closing be validly existing and in good standing under the laws of Canada; (ii) has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets; and (iii) has all required corporate power and authority to create, issue and sell the Offered Securities, to create and issue the Underlying Securities and the Compensation Securities, to enter into this Agency Agreement and the Subscription Agreements and to carry out the provisions of each of such agreements;

         (l) all necessary corporate action has been taken or will have been taken prior to the Time of Closing by the Corporation so as to validly issue and sell the Special

                  Warrants to the Purchasers and upon receipt by the Corporation of the purchase price as consideration for the issue of the Offered Securities, such Offered Securities will be validly issued and outstanding;

         (m) all necessary corporation action has been taken or will have been taken prior to the Time of Closing by the Corporation so as to validly issue the Special Compensation Options to the Agents and on completion of the Closing the Special Compensation Options will be validly issued and outstanding;

         (n) each of the Subsidiaries (i) has been duly incorporated and organized and is and will at the Time of Closing be validly existing and in good standing under the laws of its jurisdiction of incorporation; and (ii) has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets;

         (o) the Corporation and each of the Subsidiaries is in all material respects conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are and will at the Time of Closing be valid, subsisting and in good standing, except in respect of matters which do not and will not result in any material adverse change to the business, business prospects or condition (financial or otherwise) of any of the Subsidiaries or the Corporation and except for the failure to be so qualified or the absence of any such licence, registration or qualification which does not and will not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation or any of the Subsidiaries;

         (p) the authorized capital of the Corporation consists of 100,000,000 shares of Common Stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per value, of which one share has been designated Series A Preferred Stock and 666,667 shares have been designated Series B Preferred Stock. One share of Series A and 666,667 shares of Series B Preferred Stock are issued and outstanding. In addition, 6,600,000 shares of Common Stock are issuable upon exchange of Exchangeable Shares of the Corporations' subsidiary, Voice Mobility Canada Limited.

         (q) except as disclosed in the Disclosure Documents, or in SCHEDULE "C", neither the Corporation nor the Subsidiaries have any Outstanding Convertible Securities and, except under this Agency Agreement, no person now has any agreement or option or right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any unissued shares, securities or warrants of the Corporation or any of the Subsidiaries;

         (r) the Corporation (and its Subsidiaries taken as a whole) possess all material certificates, authority, permits or licences issued by the appropriate state, provincial, municipal or federal regulatory agencies or bodies necessary to conduct the business now owned or operated by it and the Corporation has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or licence which, if the subject of an unfavourable decision, ruling or finding would materially and adversely affect the conduct of the business, operations, financial condition or income of the Corporation;

         (s)      except as disclosed in SCHEDULE "D":

                  (i) there has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation, on a consolidated basis, that has not been publicly disclosed ;

                  (ii) there has not been any material change in the capital stock or long-term debt of the Corporation, on a consolidated basis, that has not been publicly disclosed;

                  (iii) there has not been any material change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Corporation, on a consolidated basis that has not been publicly disclosed; and

                  (iv) except as has been publicly disclosed since its last fiscal year end, the Corporation and each of the Subsidiaries has carried on its business in the ordinary course;

         (t) the audited financial statements of the Corporation for the fiscal period ended December 31, 1999, and the unaudited consolidated financial statements of the Corporation for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and any subsequent period prior to the Closing Date, present fairly the financial condition of the Corporation, on a consolidated basis, for the periods then ended;

         (u) except as disclosed in SCHEDULE "E", there is no action, proceeding or investigation (whether or not purportedly by or on behalf of the Corporation or any Subsidiary) pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation, at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign, that could reasonably be expected to result in any material adverse effect on the Corporation, on a consolidated basis, or the condition (financial or otherwise) of the Corporation, on a consolidated basis or which questions the validity of the Offered Securities, the Underlying Securities or of the issuance thereof as fully paid and non-assessable securities or any action taken or to be taken by the Corporation pursuant to or in connection with this Agency Agreement;

         (v) neither the Corporation nor any of the Subsidiaries is in default or in breach in any material respect of, and the execution and delivery of this Agency Agreement, the Subscription Agreements, and the Special Warrants by the Corporation, the performance and compliance with the terms of this Agency Agreement, the Subscription Agreements, the sale of the Offered Securities and the issuance of the Underlying Securities by the Corporation, will not result in any material breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constating documents, by-laws or resolutions of the Corporation or any of the Subsidiaries or any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Corporation or any of the Subsidiaries is a party or by which any of them is bound or any judgment, decree, order, statute, rule or regulation applicable to any of them except in respect of a default or breach which does not and will not result in any material adverse change in the business or condition of the Corporation;

         (w) the auditors of the Corporation who audited the financial statements of the Corporation most recently delivered to the security holders of the Corporation and who delivered their report with respect thereto are independent public accountants as required by the Applicable Securities Laws;

         (x) there has never been any reportable disagreement (within the meaning of National Policy Statement No. 31 of the Canadian Securities Administrators) with the present or any former auditor of the Corporation and there has never been a disagreement or, except as previously reported, pursuant to the 1934 ACT, resignation of the Corporation's auditors which was a required subject of disclosure pursuant to the 1934 ACT, the 1933 ACT or any rule or regulation adopted thereunder;

         (y) the Corporation and, as applicable, the Subsidiaries have filed all national, provincial, state, local and foreign tax returns that are required to be filed (except in any case in which the failure so to file would not have a material adverse effect on the assets and properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith;

         (z) the Corporation and, as applicable, the Subsidiaries have established on their books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation or any of its Subsidiaries, and to the knowledge of the Corporation there are no audits pending of the tax returns of the Corporation or any of its Subsidiaries

                  (whether federal, state, provincial, local or foreign) and there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole or of any of the Subsidiaries;

         (aa) no domestic or foreign taxation authority has asserted or, to the best of the Corporation's knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or any of its Subsidiaries (including, without limitation, any predecessor companies) filed for any year which would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole or of any of the Subsidiaries;

         (bb) neither the Corporation nor the Subsidiaries, nor to the best of the Corporation's knowledge, any other party, is in default in the observance or performance of any term or obligation to be performed by it under any material contract and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case, which default or event would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation, on a consolidated basis;

         (cc) the Corporation will use its commercially reasonable efforts to obtain the necessary regulatory consents from the Exchange to the transactions contemplated herein on such conditions as are acceptable to the Agents and the Corporation, acting reasonably;

         (dd) the Corporation will use its commercially reasonable efforts to arrange for the listing and posting for trading on the Exchange of the Common Shares and the Warrant Shares as soon as practicable;

         (ee) prior to the filing of the Preliminary Prospectus and thereafter and prior to the filing of the Final Prospectus and any Supplementary Material, the Corporation will allow the Agents to participate fully in the preparation of the Preliminary Prospectus, the Final Prospectus and any such Supplementary Material and shall allow the Agents to conduct all due diligence which it may reasonably require to conduct in order to fulfil its obligations and in order to enable it responsibly to execute the certificate required to be executed by it at the end of each of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material;

         (ff) the Corporation will deliver from time to time without charge to the Agents as many copies of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material as it may reasonably request for the purposes contemplated hereunder and contemplated by the Applicable Securities Laws in the Qualifying Provinces and such delivery shall constitute the consent of the Corporation to the Agents' use of such documents in connection with the distribution of the Underlying Securities, subject to the provisions of the Applicable Securities Laws in the Qualifying Provinces and the provisions of this Agency Agreement;

         (gg) all the information and statements to be contained in the Registration Statement, Preliminary Prospectus, Final Prospectus and any Supplementary Material shall, at the date of delivery thereof, constitute full, true and plain disclosure of all material facts relating to each of the Offering, the Corporation (on a consolidated basis), the Offered Securities and the Underlying Securities (provided that this representation is not intended to extend to information and statements relating to the Agents included in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agents specifically for use therein);

         (hh) none of the Registration Statement, Preliminary Prospectus, the Final Prospectus, and any Supplementary Material will contain a misrepresentation (provided that this representation is not intended to extend to information and statements relating to the Agents included in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agents specifically for use therein);

         (ii) the Registration Statement, Preliminary Prospectus, the Final Prospectus and any Supplementary Material shall contain the disclosure required by Applicable Securities Laws;

         (jj) this Agency Agreement, the Subscription Agreements and the Special Warrants, and all other contracts and instruments required in connection with the issue and distribution of the Offered Securities shall be, on or prior to the Closing Date, duly authorized, executed and delivered by the Corporation and shall be valid and binding obligations of the Corporation enforceable in accordance with their respective terms, subject to any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application, the unavailability of any equitable remedies, and that the enforcement of any rights against the Corporation under this Agency Agreement with respect to indemnity or contribution may be limited by applicable law and may or may not be ordered by a court on grounds of public policy;

         (kk) the attributes of the Underlying Securities will conform in all material respects with their current description and the Registration Statement and Final Prospectus;

         (ll) the forms of the certificates representing the Special Warrants, the Common Shares, Warrants, Special Compensation Options, the Compensation Options and the Compensation Warrants have been, or will be prior to the Closing Date, duly approved by the Corporation and comply with the provisions of the laws of its jurisdiction of incorporation and, if applicable, the regulations of the Exchange;

         (mm) save as otherwise provided herein, other than the Agents, there is no person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated herein;

         (nn) the Corporation will promptly notify the Agents in writing if there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or change in fact relating solely to the Agents) or any event or development involving a prospective material change or a change in a material fact or any other change in any or all of the business, affairs, operations, assets (including information or data relating to the estimated value or book value of assets), liabilities (contingent or otherwise), capital, ownership, control, management or prospects of the Corporation, on a consolidated basis, or any other change which is of such a nature as to result in, or could result in a misrepresentation in the Registration Statement, Preliminary Prospectus, Final Prospectus or any Supplementary Material or could render any of the foregoing not in compliance with any of the Applicable Securities Laws;

         (oo) the Corporation will promptly notify the Agents in writing with full particulars of any such actual, anticipated, threatened or prospective change referred to in the first preceding paragraph and the Corporation shall, to the reasonable satisfaction of the Agents, file promptly and, in any event, within all applicable time limitation periods with the applicable regulatory authorities a new or amended Registration Statement, Preliminary Prospectus, Final Prospectus or Supplementary Material, as the case may be, or material change report as may be required under the Applicable Securities Laws and shall comply with all other applicable filing and other requirements under the Applicable Securities Laws including, without limitation, any requirements necessary to qualify the issuance and distribution of the Unit Shares and Warrants, and to the extent permitted by the Ontario Securities Commission and the NASD, the Compensation Options, and shall deliver to the Agents as soon as practicable thereafter its reasonable requirements of conformed or commercial copies of any such new of amended Registration Statement, Preliminary Prospectus, Final Prospectus or Supplementary Material. The Corporation will not file any such new or amended disclosure documentation or material change report relating to such new or amended disclosure documentation without first obtaining the written approval of the form and content thereof by the Agents, which approval shall not be unreasonably withheld or delayed;

         (pp) all of the Disclosure Documents and other materials filed by or on behalf of the Corporation with the Securities Commissions, the SEC and the Exchange were true and correct in all material respects as of the date of such issuance or filing, and, to the extent required, provided full, true and plain disclosure of all material facts relevant to the Corporation and did not contain a misrepresentation;

         (qq) the Corporation has not withheld and will not withhold from the Agents any material facts relating to the Corporation or to the Offering;

         (rr) there is not, in the constating documents or the by-laws of the Corporation or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Corporation is party, subject to the rights of holders of Preferred Stock under the Corporation's Certificate of Incorporation, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation or the payment of dividends by the Corporation to the holders of its Common Shares;

         (ss) the minute books of the Corporation and each of the Subsidiaries made available to counsel to the Agents contain copies of all constating documents and all resolutions of their directors and security holders;

         (tt) the Corporation is not aware of any licensing or environmental legislation, regulation, by-law or lawful requirement presently in force or proposed to be brought into force which the Corporation anticipates that it or any of its Subsidiaries will be unable to comply with without materially adversely affecting its financial condition, results of operations, business or prospects of each jurisdiction in which its business is carried on;

         (uu) each of the Corporation and its Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable licensing and environmental protection legislation, regulations or by-laws or other similar laws, bylaws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried on and holds all material licences, certificates, registrations, permits, consents or qualifications required in order to enable its business to be carried on as now conducted or as proposed to be conducted, and all such licences, certificates, registrations, permits, consents and qualifications are valid and subsisting and in good standing except in respect of matters which do not and will not result in any material adverse change to the business, business prospects or condition (financial or otherwise) of any of the Subsidiaries or the Corporation;

         (vv) the Corporation will, during the period of distribution of the Offered Securities and the Underlying Securities and while the Warrants are outstanding, maintain the Trustee as the transfer agent and registrar in respect of the Common Shares in the City of Toronto, and such other cities of Canada as may be required under Applicable Securities Laws; and

         (ww) the Corporation will ensure that any press release relating to the issue of the Special Warrants or the Underlying Securities shall be in the form and content agreed to by the Lead Agent acting reasonably and promptly.

7.       CONDITIONS TO PURCHASE OBLIGATION

7.1 The following are conditions of the Purchasers' obligations to close the purchase of the Special Warrants from the Corporation as contemplated hereby, which conditions the Corporation covenants to exercise its commercially reasonable best efforts to have fulfilled at or prior to the Closing Date, which conditions may be waived in writing in whole or in part by the Agents on their own behalf and on behalf of the Purchasers:

         (a) the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances to or from, as the case may be, the Securities Commissions, the SEC and the Exchange required to be made or obtained by the Corporation in connection with the Offering, on terms which are acceptable to the Corporation and the Agents, acting reasonably, prior to the Closing Date, it being understood that the Agents will do all that is reasonably required to assist the Corporation to fulfil this condition;

         (b) the Corporation's board of directors shall have authorized and approved this Agency Agreement, the respective forms of the Special Warrants, the Warrants, the Special Compensation Options, Compensation Options and Compensation Warrants and all other agreements and instruments prepared in connection with the Offering, the sale of the Offered Securities, the issuance of the Underlying Securities and Compensation Securities and all matters relating to the foregoing;

         (c) as at the Closing Date, the Corporation will deliver a certificate certifying that:

                  (i) no order ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Offered Securities, the issuance of Underlying Securities or Compensation Securities or any of the Corporation's issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

                  (ii) there has been no adverse material change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation on a consolidated basis, since the date hereof which has not been generally disclosed;

                  (iii) since the date hereof, no material change relating to the Corporation, on a consolidated basis, except for the Offering, has occurred with respect to which the requisite material change statement or report has not been filed and no such disclosure has been made on a confidential basis;

                  (iv) the representations and warranties of the Corporation contained in this Agency Agreement are true and correct at the Time of Closing, with the same force and effect as if made by the Corporation as at the Time of Closing after giving effect to the transactions contemplated hereby; and

                  (v) the Corporation has complied in all material respects with all the covenants and satisfied all the terms and conditions of this Agency Agreement on its part to be complied with or satisfied at or prior to the Time of Closing; and

         (d) the Corporation will have caused a favourable legal opinion to be delivered by its Canadian and United States counsel, addressed to the Agents and the Purchasers with respect to such matters as the Agents may reasonably request relating to this transaction, acceptable in all reasonable respects to the Agents' counsel. In giving such opinion, counsel to the Corporation shall be entitled to rely, to the extent appropriate in the circumstances, upon local counsel and shall be entitled as to matters of fact not within their knowledge to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy including a certificate of the Corporation's registrar and transfer agent as to the outstanding securities of the Corporation.

8.       ADDITIONAL DOCUMENTS UPON FILING OF PROSPECTUS

8.1 The Corporation shall cause to be delivered to the Agents concurrently with the filing of the Final Prospectus, or any Supplementary Material executed by the Agents, a comfort letter dated the date thereof from the auditors of the Corporation and addressed to the Agents and to the directors of the Corporation relating to:

         (a) the verification of the financial information and accounting data and other numerical data of a financial nature contained therein and matters involving changes or developments since the respective dates as of which specified financial information is given therein, to a date not more than two business days prior to the date of such letter; and

         (b) the period beyond the most recent year end of the Corporation for which an audited financial statement appears therein to a date not more than two business days prior to the date of such letter.

9.       CLOSING

9.1 The Offering will be completed at the offices of the Corporation's counsel at the Time of Closing or such other place, date or time as may be mutually agreed to, provided that if the Corporation has not been able to comply with any of the covenants or conditions set out herein required to be complied with by the Time of Closing or such other date and time as may be mutually agreed to, and such covenants and conditions have not been waived, the respective obligations of the parties will terminate without further liability or obligation except for payment of expenses, indemnity and contribution provided for in this Agency Agreement.

9.2      At the Time of Closing, the Corporation shall deliver to the Agents:

         (a) in Toronto, certificates duly registered as the Agents may in writing direct representing the Special Warrants and the Special Compensation Options;

         (b) the requisite legal opinions and certificates as contemplated above; and

         (c) such further documentation as may be contemplated herein or as counsel to the Agents or the applicable regulatory authorities may reasonably require;

         against payment of the purchase price for the Special Warrants (net of the Agents' Fee and the Agents' expenses) by certified cheque or bank draft payable to the Corporation, and delivery of the Subscription Agreements and other documentation required to be provided by or on behalf of the Purchasers or the Agents pursuant to this Agency Agreement.

10.      TERMINATION OF PURCHASE OBLIGATION - THE AGENTS

10.1 Without limiting any of the foregoing provisions of this Agency Agreement, and in addition to any other remedies which may be available to them, the Agents (on their own behalf and on behalf of the Purchasers) shall be entitled, at their option, to terminate and cancel, without any liability on their part (or on the part of the Purchasers), their obligations (and the obligations of the Purchasers) under this Agency Agreement to purchase the Special Warrants, by giving written notice to the Corporation at any time through to the Time of Closing on the Closing Date if:

         (a) any order (other than an order based solely upon the activities or alleged activities of the Agents) to cease or suspend trading in any securities of the Corporation is made by any stock exchange, Securities Commission, the SEC or other regulatory authority, which has not been rescinded, revoked or withdrawn;

         (b) any order or ruling is issued, any inquiry, investigation or other proceeding (whether formal or informal) in relation to the Corporation or directors or officers thereof is made, or announced by any officer or official of any stock exchange, Securities Commission, the SEC or other regulatory authority (other than an order based solely upon the activities or alleged activities of the Agents) or any law or regulation is promulgated or changed which, in the reasonable opinion of the Agents, operates to prevent or restrict trading in the Common Shares of the Corporation or distribution of the Offered Securities;

         (c) there should develop, occur or come into effect any incident of national or international consequence, any law, regulation or inquiry or any other event, action or occurrence of any nature whatsoever which, in the reasonable opinion of the Agents, materially and adversely affects or may materially and adversely affect the financial markets in Canada or the United States generally or the business of the Corporation on a consolidated basis;

         (d) there should occur any material change or change in a representation and warranty of the Corporation hereunder which, in the reasonable opinion of the Agents would be reasonably expected to have a material adverse effect on the market price or value of the Offered Securities;

         (e) the state of the financial markets in Canada or the United States is such that in the reasonable opinion of the Agents, the Offered Securities cannot be profitably marketed or sold; or

         (f) the Corporation shall be in breach of, or default under or non-compliance with any material representation, warranty, term or condition of this Agency Agreement;

the occurrence or non-occurrence of any of the foregoing events or circumstances to be determined in the sole discretion of the Agents, acting reasonably.

         The Agents shall make reasonable efforts to give notice to the Corporation (in writing or by other means) of the occurrence of any of the events or circumstances referred to in this section, provided that neither the giving nor the failure to give such notice shall in any way affect the Agents' entitlement to exercise this right at any time through to the Time of Closing.

         The Agents' rights of termination contained in this section are in addition to any other rights or remedies it may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agency Agreement.

10.2 If the obligations of the Agents and the Purchasers are terminated under this Agency Agreement pursuant to the termination rights provided for in Section 10.1, the Corporation's liabilities to the Agents shall be limited to the Corporation's obligations under the indemnity and contribution provisions of this Agency Agreement, as well as the Agents' expenses provided for in Section
13.1 of this Agreement.

10.3 The Corporation shall be entitled to terminate this Agency Agreement in the event the Time of Closing shall be later than April 30, 2001.

11.      INDEMNITY

11.1 The Corporation covenants and agrees to indemnify the Agents and their directors, officers, employees and agents (each being hereinafter referred to as an "INDEMNIFIED PARTY"), against, and to reimburse the Agents promptly upon demand for any legal or other expenses reasonably incurred by the Agents in connection with investigating or defending, all losses (other than a loss of profits or commission), claims, damages, liabilities, costs or expenses caused or incurred in connection with this offering by reason of:

         (a) any statement, other than a statement relating solely to the Agents, contained in any of the Offering Documents which constitutes a misrepresentation;

         (b) any statement, other than a statement relating solely to the Agents and provided by or on behalf of the Agents, contained in the Disclosure Documents which at the time and in the light of the circumstances under which it was made, contained a misrepresentation;

         (c) the omission to state in any of the Offering Documents, in the Disclosure Documents or any certificate of the Corporation delivered hereunder or pursuant hereto any material fact (other than a material fact omitted in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agents) required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

         (d) any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission or other competent authority based upon any misrepresentation or alleged misrepresentation in any of the Offering Documents or the Disclosure Documents (other than a statement included in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agents specifically for use therein) which prevents or restricts the trading in the Offered Securities or the distribution or distribution to the public, as the case may be, of the Offered Securities, in any of the Qualifying Provinces;

         (e) the Corporation not complying with any requirement of any Applicable Securities Laws in connection with the transactions herein provided; or

         (f) any material breach of any representation or warranty of the Corporation contained herein or the failure of the Corporation to materially comply with any of its obligations hereunder..

11.2 If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Corporation pursuant to the provisions of Section 11.1 or if any potential claim contemplated hereby shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Corporation in writing; but the omission to so notify the Corporation will not relieve the Corporation from any liability it may otherwise have to the Indemnified Party pursuant to Section 11.1. The Corporation shall be entitled but not obligated to participate in or assume the defence thereof; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof and the reasonable fees and expenses of such counsel shall be borne by the Indemnified Party unless:

         (a) the employment thereof has been specifically authorized in writing by the Corporation;

         (b) the Indemnified Party has been advised by counsel that representation of the Corporation and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them; or

         (c) the Corporation has failed within a reasonable time after receipt of such written notice to assume the defence of such action or claim;

provided that in no event shall the Corporation be required to assume the fees and expenses of more than one counsel for all Indemnified Parties. Neither party shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified herein obtained by the Indemnified Party from any other person.

11.3 To the extent that any Indemnified Party is not a party to this Agency Agreement, the Agents shall obtain and hold the right and benefit of the indemnity provisions of Section 11.1 in trust for and on behalf of such Indemnified Party.

11.4 Each Agent shall, severally but not jointly, indemnify and hold harmless the Corporation, each of its directors, officers, employees and agents, and each person, if any, who controls the Corporation within the meaning of the 1933 ACT against any losses, claims, damages or liabilities to which such indemnified person may become subject, under the 1933 ACT or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any Offering Document or Disclosure Document, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in each case, to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Offering Document or Disclosure Document in reliance upon and in conformity with written information furnished by such Agent specifically for use in the preparation thereof.

12.      CONTRIBUTION

12.1 In the event that the indemnity provided for above is, for any reason, illegal or unenforceable as being contrary to public policy or for any other reason, the Agents and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any action or claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above such that the Agents shall be responsible for that portion represented by the percentage that the Agent's Fee payable by the Corporation to the Agents bears to the gross proceeds from the sale of the Special Warrants and the Corporation shall be responsible for the balance, provided that, in no event, shall the Agents be responsible for any amount in excess of the amount of the Agency Fee actually received by it. In the event that the Corporation may be held to be entitled to contribution from the Agents under the provisions of any statute or law, the Corporation shall, in respect of the Agents, be limited to contribution in an amount not exceeding the lesser of:

         (i) the portion of the full amount of losses, claims' costs, damages, expenses and liabilities, giving rise to such contribution for which the Agents are responsible, as determined above, and

         (ii)     the amount of the Agent's Fee actually received by the Agents.

Notwithstanding the foregoing, a party guilty of fraud, fraudulent misrepresentation, or gross negligence, shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agency Agreement unless such notice has been provided but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section. The right to contribution provided in this section shall be in addition and not in derogation of any other right to contribution which the Agents or the Corporation may have by statute or otherwise by law.

13.      EXPENSES

13.1 Whether or not the Offering is completed, all expenses incurred from time to time in connection with the Offering, including the reasonable fees and disbursements of the Agents' counsel, of or incidental to the sale, issue or distribution of the Offered Securities and to all matters in connection with the transactions set out in this Agency Agreement shall be borne by the Corporation. The Corporation will also pay taxes, including, subject to s.5.1, G.S.T. on the above amount. The Agents shall deliver to the Company at the closing appropriate documentary evidence of any deducted amounts, including the relevant account or accounts rendered by its legal counsel and other professional representatives. Subject to the above, the Corporation covenants and agrees to fully reimburse the Agents from time to time for all such expenses immediately upon the receipt of one or more invoices. The Corporation shall not pay the costs and expenses of the Agents (including the Agents' legal costs) in excess of Cdn $100,000 unless otherwise agreed by the Corporation. The Agents will not be reimbursed for their costs and expenses in the event that they withdraw from this agreement for reasons other than those referenced in section 10 of this Agency Agreement.

14.      SURVIVAL OF WARRANTIES, REPRESENTATIONS, COVENANTS AND AGREEMENTS

14.1 All warranties, representations, covenants and agreements of the Corporation herein contained, or contained in documents submitted or required to be submitted pursuant to this Agency Agreement, shall survive the purchase by the Purchasers of the Offered Securities and shall continue in full force and effect for the benefit of the Purchasers for a period ending on the Survival Limitation Date. Notwithstanding the foregoing, the provisions contained in this Agency Agreement in any way related to the indemnification of the Agents by the Corporation, or the contribution obligations of the Agents or those of the Corporation, shall survive and continue in full force and effect, until liability to the Indemnified Parties arising out of the transactions contemplated by this Agency Agreement has been extinguished by operation of law.

15.      GENERAL CONTRACT PROVISIONS

15.1 Any notice or other communication to be given hereunder shall be in writing and shall be given by delivery or by telecopier, as follows:

         if to the Corporation:     Voice Mobility International, Inc.
                                    13777 Commerce Parkway, Suite 180

                                    Richmond, BC   V6V 2X3

                                    ATTENTION: JAY HUTTON,
                                    CHIEF EXECUTIVE OFFICER
                                    Fax: (604) 484-6119

         and copy to:               Catalyst Corporate Finance Lawyers
                                    1055 Hastings Street S.W.
                                    Vancouver, BC   V6E 2E9

                                    ATTENTION:  DAVID J. RAFFA
                                    Fax: (604) 443-7000

         or if to the Agents:       Loewen, Ondaatje, McCutcheon Limited
                                    Suite 2250
                                    55 Avenue Road
                                    Toronto, ON   M5R 3L2

                                    ATTENTION: CAMERON DUFF, DIRECTOR AND
                                    PARTNER OF CORPORATE FINANCE
                                    Fax:  (416) 964-4493

         to:                        Acumen Capital Finance Partners Limited
                                    513 - 8th Avenue S.W.
                                    Suite 200
                                    Calgary, AB   T2P 1G3

                                    ATTENTION:  MICHAEL F. HILL,
                                    VICE PRESIDENT, INVESTMENT BANKING
                                    Fax:  (403) 571-0313

         to:                        Paradigm Capital Inc.
                                    95 Wellington Street West
                                    Suite 2101
                                    Toronto, ON   M5J 2N7

                                    ATTENTION:  JEFF GREEN, CHAIRMAN
                                    Fax:  (416) 361-0679
         with a copy to:            Fraser Milner Casgrain LLP
                                    Suite 3900
                                    1 First Canadian Place
                                    100 King Street West
                                    Toronto, ON M5X 1B2

                                    ATTENTION:  HEATHER ZORDEL
                                    Fax:  (416) 863-4592

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or four hours after being telecopied and receipt confirmed during normal business hours at the location of the recipient, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

15.2 This Agency Agreement and the other documents herein referred to (including the Subscription Agreements) constitute the entire agreement between the Agents and the Corporation relating to the subject matter hereof and supersede all prior agreements between the Agents and the Corporation with respect to their respective rights and obligations in respect of the Offering.

15.3 This Agency Agreement may be executed by telecopier and in one or more counterparts which, together, shall constitute an original copy hereof as of the date first noted above.

         If this Agency Agreement accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate your acceptance by executing where indicated below and returning one originally executed copy to the Agents.

Yours very truly,

LOEWEN, ONDAATJE, MCCUTCHEON LIMITED


By:    /s/ Cameron Duff
       ----------------------------------------------------
       Name:      Cameron Duff
       Title:     Director and Partner of Corporate Finance

ACUMEN CAPITAL FINANCE PARTNERS LIMITED


By:    /s/ Michael F. Hill
       ----------------------------------------------------
       Name:      Michael F. Hill
       Title:     Vice President, Investment Banking


PARADIGM CAPITAL INC.


By:    /s/ John Warwick
       ----------------------------------------------------
       Name:      John Warwick
       Title:     Partner

         The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to with effect as of the date first above written.

VOICE MOBILITY INTERNATIONAL, INC.

By:    /s/ Jay Hutton
       ----------------------------------------------------
       Name:      Jay Hutton
       Title:     Chief Executive Officer

                          SCHEDULE "A"
                     DETAILS OF THE OFFERING

This is Schedule "A" to the Agency Agreement between, Voice Mobility International, Inc., Loewen, Ondaatje, McCutcheon Limited, Acumen Capital Finance Partners Limited and Paradigm Capital Inc. made as of March 28, 2001.

                           TERM SHEET

  THE ISSUER:                   Voice Mobility International, Inc. (the
                                "Company").

  OFFERING:                     Special Warrants at a price of Cdn.$2.00 per
                                Special Warrant (the "Issue Price") for
                                aggregate gross proceeds of up to Cdn.
                                $15,000,000.

  TERMS OF SPECIAL WARRANTS:    Each Special Warrant is exercisable, without
                                payment of additional consideration, into one Unit of the Company (a "Unit"). Each
                                Unit consists of one Common Share (a "Unit
                                Share") and one-half Warrant of the Company.
                                Each whole Warrant (a "Warrant") entitles the holder to acquire one Common Share (a
                                "Warrant Share") at a price of Cdn.$2.25 at any time on or before a date which is two years from the Closing Date. The Units, Unit
                                Shares, Warrants and Warrant Shares are
                                collectively referred to as the "Underlying
                                Securities").

  MINIMUM SUBSCRIPTION          75,000 Special Warrants (Cdn.$150,000) in the
                                Province of Ontario and such other minimum number of Special Warrants as is prescribed by securities legislation in other Qualifying
                                Jurisdictions.

  CLOSING DATE:                 March 27, 2001, or such other date as is agreed
                                upon by the Lead Agent and the Company (the
                                "Closing Date").

  QUALIFYING JURISDICTIONS:     Ontario, British Columbia, Alberta and Quebec,
                                and the United States of America (and such other jurisdictions as are agreed upon by the Company and the Lead Agent).

  SPECIAL WARRANTS:             The Special Warrants will be issued pursuant to
                                a special warrant indenture containing standard anti-dilution protections (including in the case of dividends paid in the ordinary course), which protections will be operative from the Closing
                                Date. The Special Warrants are exercisable by the holders thereof at any time after their issuance and, if not previously exercised or repurchased, will be deemed to be exercised immediately prior to 4:30 p.m. (Toronto time) on the business day (the "Qualification Deadline") which is the latest of: (i) the date a registration statement with regard to the resale of the Special Warrants, Unit Shares and
                                Warrants and the issuance of the Warrant Shares is declared effective by the United States
                                Securities and Exchange Commission under the UNITED STATES SECURITIES ACT OF 1933, as amended, and (ii) the date a receipt is issued by the last of the securities regulatory authorities in each of the jurisdictions in Canada set out as Qualifying Jurisdictions in the Term Sheet where purchasers of Special
                                Warrants are resident as at the Closing Date for a final prospectus qualifying the issuance of the Unit Shares and the Warrants for distribution in the Canadian Jurisdictions; and
                                (iii) the day preceding the date the listing of the Company's common shares on The Toronto Stock
                                Exchange becomes effective, being the time its common shares are posted for trading.

  ESCROW: The net proceeds (gross proceeds less Agents' fees and expenses) from the sale of the Special Warrants will be deposited in escrow with a trust company mutually agreeable to the Company and the Lead Agent, to be released to the Company on the exercise or deemed exercise of the Special Warrants, provided that certain subscribers ("Non-Escrowed Subscribers") may agree to permit the release of their subscription proceeds to the Company on the Closing Date. The subscription proceeds from the balance of the Subscribers

                                ("Escrowed Subscribers") shall be held in escrow as provided above. Notwithstanding the above, net proceeds that are required to be deposited in escrow for the purpose of obtaining approval to list the Company's common shares on The Toronto Stock Exchange shall not be released to the Company on the Closing Date, but shall be deposited in escrow as provided above.

  EXCHANGE, PENALTY AND
  REPURCHASE PROVISIONS:        The Company will use its best efforts to file a
                                prospectus qualifying the Unit Shares and Warrants to be issued in exchange for the Special Warrants in Ontario (and such other provinces as may be agreed to by the Company and the Lead Agent) as soon as practicable after the Closing Date. If the Qualification Deadline has not occurred on or prior to the date that is 120 days following the Closing Date or such later date as may be determined at the sole discretion of the Lead Agent, each Special Warrant will be exercisable for 1.1 Units. The Company will continue to use all reasonable commercial efforts to obtain a receipt for the prospectus after 120 days after the Closing Date.


                                In the event a TSE listing of the Company's
                                Common Shares has not been achieved prior to the date six (6) months following the Closing Date, the Escrowed Subscribers shall be entitled, at their option (the "Repurchase Option"), until the Time of Expiry, to require the Company to repurchase their Special Warrants from legally available funds at the Issue Price plus accrued interest.

  LEAD AGENT:                   Loewen, Ondaatje, McCutcheon Limited

  CO-AGENTS:                    Acumen Capital Finance Partners Limited
                                Paradigm Capital Inc.

  AGENTS' COMMISSION:           The Agents will be paid at the closing of the
                                sale of Special Warrants a commission of 7% of the gross proceeds of this Offering, which commission and the expenses of the Agents
                                (including the fees of the Agents' legal counsel) will be fully paid in cash on the Closing Date out of the proceeds of the Offering. In addition, the Agents shall receive a Special Compensation Option, exercisable for a Compensation Option which, in the aggregate, upon exercise will entitle the Agents to purchase for a period of two years from the Closing Date the number of Units that is equal to 10% of the number of Special Warrants sold, at a price per Unit that is equal to the issue price of each Special Warrant. The terms of the commission, the Special Compensation Option and the Compensation Option shall be subject to regulatory approval.

  SUBSCRIPTION:                 Persons wishing to subscribe for Special
                                Warrants must complete and sign a Subscription
                                Form and deliver a cheque to the Lead Agent not later than one business day prior to the Closing
                                Date.

  USE OF PROCEEDS:              The proceeds from the sale of the Special
                                Warrants will be expended by the Company to finance its growth strategy. Specifically, the proceeds will be allocated to sales and marketing, research and development, working capital purposes and potential acquisitions.

  RESALE RESTRICTIONS:          The Special Warrants will be issued pursuant
                                to exemptions from prospectus requirements of applicable securities legislation and will be subject to resale restrictions under that legislation.

                                If the Company is unable to obtain a receipt for a final prospectus in any Qualifying Jurisdiction and an effective Registration Statement, the Underlying Securities will be subject to statutory hold periods during which time these securities may not be resold in such Qualifying Jurisdictions.

                                In addition, if any Special Warrants are exercised prior to the issuance of receipts for a final prospectus and/or an effective Registration Statement by the securities commissions in any of the Qualifying Jurisdictions, the Underlying Securities will be subject to statutory restrictions on resale.

                                The Company intends to file a prospectus to qualify the Underlying Securities only in the Qualifying Jurisdictions. Accordingly, the Underlying Securities that are acquired outside of the Qualifying Jurisdictions may be subject to resale restrictions.

                                The Special Warrants are not transferable without the prior written consent of the Company. This restriction shall not, however restrict the exercise of the Special Warrants for the Units. Absent an effective Registration Statement, the Warrants are not transferable without the prior written consent of the Company.

  FOREIGN SALES:                The Special Warrants may be sold outside of
                                Canada pursuant to applicable exemptions.

                               SCHEDULE "B"
                         DETAILS AS TO SUBSIDIARIES

The Company has a total of four subsidiaries. The names of the Company's subsidiaries, the percentage interests held, their dates of incorporation and the jurisdictions in which they were incorporated are as follows:

------------------------------------- ----------------- ---------------------------- ---------------------------------
                                       Percentage (%)
         Name of Subsidiary            Interest Held       Date of Incorporation      Jurisdiction of Incorporation
------------------------------------- ----------------- ---------------------------- ---------------------------------
Voice Mobility Inc.                         100%        September 15, 1993           B.C. (now a CBCA corp.)

Voice Mobility Canada Limited               100%        May 26, 1999                 Canada (CBCA)

VM Sub Limited                              100%        May 26, 1999                 Canada (CBCA)

Voice Mobility (US), Inc.                   100%        April 6, 2000                Nevada
------------------------------------- ----------------- ---------------------------- ---------------------------------

                                  SCHEDULE "C"
                       OUTSTANDING CONVERTIBLE SECURITIES


Preferred stock issued


         In connection with the 1999 recapitalization of VMI, Voice Mobility Canada Limited (VM Canada) issued 6,600,000 VM Canada Exchangeable Shares. VM Canada is a wholly owned subsidiary of VMII. Each VM Canada Exchangeable Share is exchangeable for one VMII common share at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and has essentially the same voting, dividend and other rights as one VMII common share. A share of Series A preferred voting stock, which was issued to a trustee in trust for the holders of the VM Canada Exchangeable Shares, provides the mechanism for holders of the VM Canada Exchangeable Shares to have voting rights in VMII. The Company considers each Exchangeable Share as equivalent to a share of its common stock and therefore the Exchangeable Shares are included in the computation of basic earnings per share.

         On December 29, 2000 the Company issued 666,667 units at U.S.$3.00 per unit for net cash proceeds of U.S.$2,000,000. Each unit comprises one share of Series B Non-Voting Convertible Preferred Stock and 3/4 of a Class I warrant, entitling the holder to one share of common stock per warrant, exercisable at U.S.$1.75 at any time up to November 30, 2003. Each share of Series B Preferred Stock is convertible, at the option of the holder, into two shares of Common Stock and will automatically be converted into Common Stock as of June 30, 2001. Holders of the Series B Preferred Stock are entitled to a U.S.$0.195 per annum dividend. The dividends are not cumulative. Pursuant to an escrow arrangement between the investors and the Company, the funds have been placed in escrow and may be withdrawn by the Company in increments of U.S.$500,000 on January 15, 2001, January 31, 2001, February 15, 2001 and February 28, 2001 on a cumulative basis. The escrow provides that under certain conditions, the Company can retract, at its option, the sale of the Series B Preferred Stock, for the amount of the paid in capital together with all accrued and unpaid dividends. The Class I warrants will remain in effect regardless of whether the funds are disbursed to the Company or returned to the investors from the escrow.

Stock options

The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as at December 31, 2000 are as follows:

                                   OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                     -------------------------------------------------- --------------------------
                                                          WEIGHTED
                         NUMBER            WEIGHTED        AVERAGE           NUMBER       WEIGHTED
   RANGE OF          OUTSTANDING AT         AVERAGE       REMAINING      EXERCISABLE AT    AVERAGE
   EXERCISE           DECEMBER 31,         EXERCISE      CONTRACTUAL      DECEMBER 31,    EXERCISE
    PRICES                2000               PRICE      LIFE (YEARS)          2000          PRICE
---------------------------------------------------------------------------------------------------
  $0.75 - 1.00         2,543,877             $0.86           2.93          2,283,516        $0.87
  $1.01 - 3.00         2,057,900             $2.16           4.15            713,033        $2.11
  $3.01 - 5.00           148,000             $4.50           4.62             15,833        $3.97
  $5.01 - 7.00         1,603,799             $5.55           4.54            474,683        $5.47
  $7.01 - 9.50           630,000             $7.88           4.23            291,750        $7.90
---------------------------------------------------------------------------------------------------
                       6,983,576             $3.03           3.81          3,778,815        $2.24
---------------------------------------------------------------------------------------------------

Warrants

As at December 31, the Company has the following common stock warrants outstanding:


                     COMMON                                COMMON
                     SHARES                                SHARES
                   ISSUABLE AT  WARRANTS      WARRANTS   ISSUABLE AT   EXERCISE                 PROCEEDS
                    JANUARY 1    ISSUED       EXERCISED  DECEMBER 31     PRICE      EXPIRY     ON EXERCISE
                        #           #             #           #            $         DATE           $
------------------------------------------------------------------------------------------------------------
1999
Series A warrants          --   1,600,000    (400,000)   1,200,000        0.35    Dec. 29/00     133,333
Series B, C and D
   warrants                --   3,193,000  (2,760,000)     433,000        0.50    Dec. 29/00   1,380,000
Series E warrants          --     601,000          --      601,000        0.35    Dec. 29/00          --
------------------------------------------------------------------------------------------------------------
                           --   5,394,000  (3,160,000)   2,234,000                             1,513,333
------------------------------------------------------------------------------------------------------------

2000
Series A warrants   1,200,000          --  (1,200,000)          --        0.35    Dec. 29/00     426,668
Series B, C and D
   warrants           433,000          --    (433,000)          --        0.50    Dec. 29/00     216,500
Series E warrants     601,000          --    (601,000)          --        0.35    Dec. 29/00     210,350
Series F and G
   warrants                --   3,750,000          --    3,750,000        2.25    Nov. 30/03          --
Series H warrants          --     200,000    (200,000)          --        0.50    Dec. 29/00     100,000
Series I warrants          --     500,000          --      500,000        1.75    Nov. 30/03          --
------------------------------------------------------------------------------------------------------------
                    2,234,000   4,450,000  (2,434,000)   4,250,000                               953,518
------------------------------------------------------------------------------------------------------------


         On February 27, 2001, the Company entered into a three year agreement with Innovatia Inc. ("Innovatia"), a wholly owned subsidiary of Aliant Inc. (`Aliant"), to development a carrier-classified unified communications product. The intent of the development agreement is that the resulting unified communications product will become Aliant's primary hosted messaging solution for business and residential customers.

         Innovatia will license certain intellectual property to the Company on a non-exclusive, non-transferable basis for use in the development and verification of current products and will provide specific professional, project management and administrative and support services. In consideration of the licenses and services provided, the Company has agreed to pay fees of U.S.$5.7 million over the three year term of the agreement beginning February 1, 2001. Innovatia will invoice the Company on a quarterly basis, equaling U.S.$475,000 per quarter commencing April 30, 2001. At the Company's option, the Company may elect to pay for some or all of the services, from time to time, in common shares. In the event that the Company makes this election, the number of common shares will equal the value of the payment then being made divided by the weighted average trading price of the Company's common stock over the ten trading days immediately preceding the date the payment is made.

                                  SCHEDULE "D"
                                MATERIAL CHANGES


         On February 27, 2001, the Company entered into a three year agreement with Innovatia Inc. ("Innovatia"), a wholly owned subsidiary of Aliant Inc. (`Aliant"), to development a carrier-classified unified communications product. The intent of the development agreement is that the resulting unified communications product will become Aliant's primary hosted messaging solution for business and residential customers.


         Innovatia will license certain intellectual property to the Company on a non-exclusive, non-transferable basis for use in the development and verification of current products and will provide specific professional, project management and administrative and support services. In consideration of the licenses and services provided, the Company has agreed to pay fees of U.S.$5.7 million over the three year term of the agreement beginning February 1, 2001. Innovatia will invoice the Company on a quarterly basis, equaling U.S.$475,000 per quarter commencing April 30, 2001. At the Company's option, the Company may elect to pay for some or all of the services, from time to time, in common shares. In the event that the Company makes this election, the number of common shares will equal the value of the payment then being made divided by the weighted average trading price of the Company's common stock over the ten trading days immediately preceding the date the payment is made.

                           SCHEDULE "E"
                            LITIGATION

None.